Exhibit 10.8(c)

SECOND AMENDMENT TO

THE AGREEMENT FOR SERVICES RELATED TO KALBITOR®

BY AND BETWEEN

DYAX CORP.

AND

WALGREENS INFUSION SERVICES, INC.

THIS SECOND AMENDMENT TO THE AGREEMENT FOR SERVICES RELATED TO KALBITOR®

(the “Amendment”) is made and entered into as of the 30th day of September 2013 (the “Second Amendment Effective Date”), by and between DYAX CORP., a Delaware corporation (“Dyax”), and WALGREENS INFUSION SERVICES, INC., a Delaware corporation (“Walgreens”), to amend that certain Agreement For Services Related to Kalbitor, effective as of September 1, 2011, entered into by and between Dyax and Walgreens, as modified by that certain First Amendment dated as of August 31, 2012 (collectively, the “Agreement”). Capitalized terms used herein which are not defined shall have the meanings given to them in the Agreement.

RECITALS:

WHEREAS, pursuant to the Agreement, Walgreens provides services related to the home administration of the pharmaceutical product known as Kalbitor; and,

WHEREAS, the parties desire to modify certain services provided by Walgreens, in accordance with the terms and conditions set forth herein;

WHEREAS, due to release by the Office of Civil Rights for the U.S. Department of Health & Human Services (“OCR”) of the Guidance Regarding Methods for De-Identification of Protected Health Information in accordance with the Health Insurance Portability and Accountability Act (HIPAA) Privacy Rule (“De-Identification Guidance”) and the January 23, 2013 HIPAA Final Rule (“Final Rule”), the parties further desire to amend the Agreement in accordance with the terms and conditions set forth herein;

WHEREAS, pursuant to the Agreement, Walgreens has been providing Dyax or Dyax’s agents with reports (“Reports”) containing information related to Walgreens’ patients who have been prescribed one or more of Dyax’s product(s) or other products (“Patient-Related Data”);

WHEREAS, Walgreens had reasonably and in good faith determined (i) that Patient-Related Data was de-identified (“De-Identified”) based on its interpretation of the HIPAA Privacy Rule and related OCR guidance as existed at the time of such de-identification, or (ii) that the disclosure of such data otherwise complied with HIPAA;

WHEREAS, Walgreens has (i) analyzed the De-Identification Guidance and determined that certain elements of the Patient-Related Data may no longer be considered De-Identified under the De-Identification Guidance, or (ii) determined that the disclosure may not otherwise comply with HIPAA (collectively, the “Identifiers”);

WHEREAS, Dyax acknowledges and agrees that the Agreement only provided Dyax with the right to obtain Reports consistent with Walgreens's HIPAA obligations including, where applicable, the ability for the Dyax and its agents to only receive from Walgreens De-Identified Patient-Related Data, and thus Dyax hereby certifies that Dyax and its agents, as applicable, did not use or further disclose any Identifiers and corresponding health information received from Walgreens in a manner or for a purpose that created a significant risk of financial, reputational, or other harm to the individuals who are the subjects of the Identifiers;

WHEREAS, Dyax further certifies that it will destroy the previously-received Identifiers and corresponding health information to the extent feasible and will not further use or disclose the Identifiers and corresponding health information for any purpose; and

WHEREAS, the parties desire to enter into this Amendment to confirm compliance with the De-Identification Guidance and Final Rule.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Walgreens and Dyax hereby agree to amend the Agreement as follows:

AGREEMENT:

1.	Section 3.5 (Exclusive Engagement) of the Agreement is hereby deleted in its entirety and replace it with the following:

“3.5     Pricing Parity. During the Term of this Agreement, Service Provider will, in any new agreements with other HAE manufacturers, price those services that are substantially similar to the Services hereunder within an overall pricing structure that shall not disadvantage Dyax based upon the fees paid by Dyax for the Services hereunder.”

2.	Section 3.7(b) (First Right to Provide Services) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)     In the event of such Patient Referral, Service Provider may, but shall not be obligated to, provide Services to such Patient. Service Provider shall notify Dyax in writing within two (2) Business Days following the date of any such Patient Referral if Service Provider will not accept the referral based on Service Provider’s initial benefit investigation of the Referred Patient that indicates a clear denial of coverage. Dyax may make alternative arrangements, not involving Service Provider, for the provision of Infusion Services for such Referred Patient. If Service Provider accepts the Patient Referral, then the provisions of Section 3.7(c) shall apply, and Service Provider shall follow the initial intake process as set forth in Schedule A.”

3.	Section 5.2 (Additional Data Services; Use of Data) is hereby amended by deleting the last sentence thereof and replacing it with the following:

“Dyax shall have a right to use such information and data for any business purpose to the extent permitted by law (including the requirements of HIPAA and Service Provider’s obligations thereunder); provided, however, that any information or data provided under this Agreement that is aggregated with other information or data and shared with any third party or otherwise disseminated (the “Aggregated Data”) shall clearly and conspicuously identify the percentage of the Aggregated Data that is attributable to Service Provider, and shall, to the extent reasonably necessary to make such Aggregated Data clear, include a separate relevant data set with only Service Provider data. For example, if Dyax utilizes any portion of Service Provider’s data regarding nurse response time and aggregates same with data from other providers, then that shall constitute Aggregated Data for the purposes of this Section 5.2 and the percentage of the Service Provider data that makes up that Aggregated Data shall be clearly and conspicuously denoted in all instances where that Aggregated Data is used. The sole attribution of such Aggregated Data to Service Provider (as required by this Section 5.2) in information shared with third parties shall not require Service Provider’s prior consent; however, the use of Aggregated Data in any publicity, press release, advertising or other manner shall not otherwise obviate the consent requirements of Section 9.2. The foregoing shall in no way be construed as altering any other restrictions or prohibitions on the use of data or information under this Agreement, including but not limited to the confidentiality provisions of Section 12.”

Further, Section 5.2 (Additional Data Services; Use of Data) is hereby amended by adding the following as a new paragraph at the end thereof:

“Notwithstanding any other provision of the Agreement, the parties hereby agree that, as of the Amendment Effective Date, the data report(s) required to be provided by Service Provider to Dyax pursuant to this Section 5.2 and Schedules A and D of the Agreement may be modified from time to time by Service Provider for those Patients for whom a valid Authorization Form (as hereafter defined) is not on file to the extent necessary (as determined by Service Provider) to de-identify such data in accordance with 45 C.F.R. § 164.514(b)(1)d and/or to otherwise comply with Applicable Law. Further, with respect to all de-identified data reports, Dyax hereby covenants and agrees that it shall:

(i)	not (A) re-identify, or attempt to re-identify, or allow to be re-identified, any individual(s) who are the subject of such data reports, or (B) re-identify, or attempt to re-identify, or allow to be re-identified, any relative(s), family or household member(s) of such individual(s);

(ii)	not link any other data elements to any of the data contained within such data reports without obtaining a statistician’s determination that the data remains de-identified consistent with all of the conditions imposed by 45 C.F.R. § 164.514(b)(1), as may be amended;

(iii)	implement and maintain appropriate data security and privacy policies, procedures and associated physical, technical and administrative safeguards as needed to assure that such data reports and the data therein is (A) accessed only by personnel authorized hereunder, and (B) will remain de-identified in accordance with 45 C.F.R. § 164.514(b)(1); and

(iv)	assure that all personnel or parties with access to any such data reports have agreed to abide by all of these foregoing conditions.”

4.	The Agreement is hereby amended by adding the following as a new Section 5.5 of the Agreement:

“5.5     Authorization Form. Dyax shall maintain a patient authorization form template that has been approved by Service Provider and that supports Service Provider’s compliance with all Federal and State privacy laws with respect to all of the uses and disclosures of protected health information (“PHI”), as defined by the HIPAA privacy regulations, anticipated by this Agreement (the “Authorization Form”). Dyax certifies that all of the purposes for which it is requesting PHI under this Agreement are identified in the Authorization Form currently utilized (which is acceptable to Service Provider provided that the changes set forth herein are adopted), and Dyax shall not use/disclose such PHI for any other purpose or otherwise act inconsistent with the Authorization Form. Dyax shall not make any changes to the Authorization Form template without the prior written consent of Service Provider, and Dyax shall promptly make edits to the Authorization Form template, subject to Service Provider’s prior written consent, as necessary to address any relevant changes in law; provided, however, that Service Provider shall respond to the changes proposed by Dyax within five (5) business days. If Service Provider rejects such changes, the parties hereby agree to make a good faith effort to promptly come to agreement on changes to the Authorization Form. Dyax shall be responsible for obtaining each patient’s signature on an Authorization Form and for transferring the patient’s executed Authorization Form to Service Provider along with the notice of referral. Regarding the Patient Authorization described in this Section utilized by Dyax as of the Second Amendment Effective Date, Dyax agrees that within thirty (30) calendar days of the Second Amendment Effective Date, said Authorization Form will be updated to notify patients that Service Provider will receive a fee for providing data reports hereunder by inserting the following language: ‘I understand that my pharmacy providers may receive remuneration for disclosing my Protected Health Information pursuant to this Authorization.’”

5.	Section 8.3 (Kalbitor Nurse Clinical Coordinator) of the Agreement is hereby deleted in its entirety.

6.	Section 10.2 (Work Product) of the Agreement is hereby deleted in its entirety. Moreover, the parties hereby acknowledge and agree that at no point during the Term of this Agreement has any “work made for hire” been contracted for or provided, and none of the forms, reports, operating procedures or other structures and content used during the course of performance under this Agreement have been or will be construed as “work made for hire”.

7.	Section F to Schedule C (Consideration for Services) of the Agreement is hereby deleted in its entirety and replaced with the following:

“PROGRAM MANAGER. For each month during the Term, Dyax shall pay Service Provider $8,333.33 for salary and benefits for the Program Manager during such period. The salary and benefits shall be increased at the beginning of the Initial Renewal Term and each subsequent Renewal Term based upon the percentage increase of the Consumer Price Index (“CPI”) effective as of the commencement of the Initial Renewal Term over the CPI effective as of the first day of the applicable Renewal Term or 3%, whichever is lower. The Parties will review and make mutually agreeable changes to Program Manager scope, duties or responsibilities (if any) prior to each subsequent Renewal Term. In the event there is a change in the Program Manager in accordance with Section 8.1(d) of the Agreement, the fees to be paid by Dyax shall be adjusted commensurate with the replacement Program Manager's skill and experience.”

8.	Subsection (2) of Section B (Initial Intake of Patient Referral) of Schedule A of the Agreement is hereby modified by replacing the phrase “three (3) Business Days” set forth therein with “two (2) Business Days”.

9.	Section G (Kalbitor Nurse Clinical Coordinator) of Schedule C of the Agreement is hereby deleted in its entirety.

10.	The parties hereby ratify the terms and conditions of the Agreement, as amended herein.

IN WITNESS WHEREOF, Walgreens and Dyax, through their respective duly authorized and acting representatives, have executed and delivered this Amendment to be effective as of the date first set forth above.

DYAX CORP.	WALGREEN INFUSION SERVICES, INC.

By: /s/Kathleen DiRamio	By: /s/Lori Zsitek

Name: Kathleen DiRamio	Name: Lori Zsitek

Title: Associate Director, Nursing Services	Title: VP, Operations

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